THE GUARDIAN VARIABLE CONTRACT FUNDS, INC.

GIAC FUNDS, INC.

THE GUARDIAN BOND FUND, INC.

THE GUARDIAN CASH FUND, INC.

Supplement dated May 17, 2006
To the Prospectuses dated May 1, 2006

Effective May 17, 2006, the information under the heading "Fund Management" with respect to each Fund's investment adviser(s) is supplemented as follows:

Guardian Investor Services LLC (GIS), the investment adviser for all of the Funds of The Guardian Variable Contract Funds, Inc., GIAC Funds, Inc., The Guardian Bond Fund, Inc. and The Guardian Cash Fund, Inc. (each, a "Company"), except for the international and emerging markets funds of GIAC Funds, Inc., has agreed to acquire a 65 percent interest in RS Investment Management Co. LLC (RS), a privately held investment management firm with approximately $11.8 billion in assets under management. The transaction is subject to a number of conditions and is expected to close in the second half of 2006. In connection with the transaction, GIS has proposed for consideration by the Board of Directors of each Company a reorganization of each of the Funds. Upon completion of each reorganization, RS would be the investment adviser for all of the Funds, while GIS would be either a sub-adviser and/or sub-administrator. Under the proposal, each of the Funds would be reorganized with a corresponding, newly created fund in the RS fund complex. For each of the Funds, other than The Guardian UBS VC Small Cap Value Fund, it is contemplated that the reorganization would not result in any changes in the Fund's portfolio manager(s). Each proposed reorganization, which includes the change to RS as investment adviser, is subject to approval by the Board of Directors of each Company, as well as shareholders of each Fund.

THE GUARDIAN VARIABLE CONTRACT FUNDS, INC.

Supplement dated May 1, 2006
to the Prospectus dated May 1, 2006

The information under the heading "Fund Management — Portfolio Manager" with respect to The Guardian UBS VC Large Cap Value Fund is replaced by the following:

Portfolio managers

The Fund is managed by an investment management team at UBS Global AM. John Leonard, Thomas M. Cole, Thomas Digenan and Scott Hazen are the members of the North American Equities investment management team primarily responsible for the day-to-day management of the Fund. Mr. Leonard as the head of the investment management team oversees the other members of the team, leads the portfolio construction process and reviews the overall composition of the Fund's portfolio to ensure compliance with its stated investment objectives and strategies. Mr. Cole as the director of research for the investment management team oversees the analyst team that provides the investment research on the large cap markets that in used in making the security selections for the Fund's portfolio. Mr. Digenan and Mr. Hazen as the primary strategists for the investment management team provide cross-industry assessments and risk management assessments for portfolio construction for the Fund.

John Leonard is the Head of North American Equities and Deputy Global Head of Equities at UBS Global AM. Mr. Leonard is also a Managing Director of UBS Global AM and has been an investment professional with UBS Global AM since 1991. Thomas M. Cole is Head of Research — North American Equities and a Managing Director of UBS Global AM. Mr. Cole has been an investment professional with UBS Global AM since 1995. Thomas Digenan has been a North American Equity Strategist at UBS Global AM since 2001 and is an Executive Director of UBS Global AM. Mr. Digenan was President of The UBS Funds from 1993 to 2001. Scott Hazen has been a North American Equity Strategist at UBS Global AM since 2004 and is an Executive Director of UBS Global AM. From 1992 to 2004, Mr. Hazen was a Client Service and Relationship Management professional with UBS Global AM.

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May 1, 2006

THE GUARDIAN UBS VC SMALL CAP VALUE FUND

INVESTMENT OBJECTIVE

THE GUARDIAN UBS VC SMALL CAP VALUE FUND seeks to maximize total return, consisting of capital appreciation and current income.

Availability of the Fund

Shares of the Fund are offered to the public only through ownership of variable annuity contracts and variable life insurance policies issued by The Guardian Insurance & Annuity Company, Inc.

As with all mutual funds, the Securities and Exchange Commission has not approved or disapproved the Fund's shares, nor has the Commission determined that this prospectus is complete or accurate. It is a criminal offense to state otherwise.

Shares of the Fund are not deposits or obligations of, or guaranteed or endorsed by, any bank or depository institution, are not insured by the Federal Deposit Insurance Corporation, the National Credit Union Association, the Federal Reserve Board or any other agency, and involve investment risk, including possible loss of the principal amount invested.

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Small market capitalization

The Fund invests mainly in companies with market capitalizations smaller than: (1) USD $2.5 billion or (2) the highest market capitalization within the Russell 2000 Value Index, whichever is higher at the time of purchase. A company's "market capitalization" is determined by multiplying the current market price of a share of the company's stock by the total number of shares outstanding. As of March 31, 2006, the highest market capitalization within the Russell 2000 Value Index was approximately $4.2 billion.

The Fund's principal investment strategies

Under normal circumstances, at least 80% of the value of the Fund's net assets, including any borrowings for investment purposes, are invested in equity securities issued by companies with a small market capitalization at the time of purchase. Small market capitalization companies are generally those companies with market capitalizations smaller than: (1) USD $2.5 billion or (2) the highest market capitalization within the Russell 2000 Value Index, whichever is higher at the time of purchase. A company's "market capitalization" is determined by multiplying the current market price of a share of the company's stock by the total number of shares outstanding. As of March 31, 2006, the highest market capitalization within the Russell 2000 Value Index was approximately $4.2 billion. Investments in equity securities may include dividend-paying securities, common stock, preferred stock, and convertible securities. Convertible securities are described in the section called Risks and Special Investment Techniques.

The Fund normally invests in companies whose stock prices, in the opinion of UBS Global Asset Management (Americas) Inc., the Fund's investment sub-adviser (the "investment adviser"), do not reflect the company's full value. These expectations are based on the investment adviser's assessment of a company's ability to generate profit and grow the business in the future. The investment adviser's definition of "fundamental value" is the investment adviser's assessment of what a stock is worth and "market price" is the price that investors will pay to acquire a particular asset in the investment marketplace today. For each stock under analysis, the investment adviser estimates a fundamental value based upon detailed economic, industry and company analysis, and upon consideration of each company's management team, competitive advantage and core competencies, including structure and global integration. The investment adviser's on-site company visits examine the characteristics of each company (i.e., balance sheet fundamentals, culture, productivity, pricing, etc.), and the investment adviser determines which companies, in its opinion, offer attractive valuation. These value estimates are then compared to current market prices and ranked against the other stocks in the adviser's valuation universe. In selecting investments for the Fund, the investment adviser focuses on those stocks that rank in the top 20% of the universe of stocks the investment adviser believes are attractively valued.

The investment adviser's investment research combines both top-down and bottom-up analyses. The top-down analysis seeks to identify broad economic and market shaping trends that influence security prices. These encompass both long-term and short-term economic factors and market-shaping themes, ranging from global interest rate and inflation estimates to strategic sector and industry developments. The investment adviser seeks to identify broad trends that will affect the investment landscape and to take advantage of them before other investors do. The bottom-up analysis includes researching the very

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specific factors that affect the cash flows of potential investments around the world. This research is integrated around the world, giving the investment adviser the ability to take advantage of a wide array of investment opportunities. Research teams are located in all of the world's major financial markets and utilize a consistent framework for researching and analyzing investments. The teams rank investment opportunities found in the global marketplace and evaluate the most likely risk and return scenarios that will occur within and across their focused sets of potential investments.

After the research teams identify opportunities, the investment adviser's investment specialists select securities taking into account both the potential return as well as the potential risks inherent in each investment. For each new security considered, the investment adviser undertakes a detailed analysis of how the security will affect overall portfolio composition, which involves evaluating absolute risk as well as the risk relative to the appropriate benchmark. The investment adviser's dedicated risk analysis team uses risk analysis tools to augment the evaluation of investment risks. Working with this team, the investment specialists select investments and determine the weights those investments will be given within the portfolio. The Fund's risk is carefully monitored, with consideration given to market sensitivity, common risk factor exposures (e.g., size, stock price, momentum), industry weightings and individual stock selection. The Fund attempts to ensure that investment decisions are implemented in a timely and cost-effective manner.

The Fund will invest primarily in companies with small market capitalizations as defined above; however, it may also invest no more than 20% of its assets in securities that fall outside of the definition. In addition, if movement in the market price causes a security to change from one classification to another, the security is not required to be sold from the Fund's portfolio.

The Fund may also invest up to 20% of its net assets in foreign issuers. Within this overall limit, the Fund intends to diversify among countries, but reserves the right to invest a substantial portion of its assets in one or a few countries if economic and business conditions warrant such investments. The Fund may use forward foreign currency exchange contracts, enter into contracts for the purchase or sale for future delivery of foreign currencies or purchase and write put and call options on foreign currencies to try to manage the Fund's exposure to changes in currency exchange rates.

Benchmarks are indices comprised of securities that serve as standards of measurement for making risk and performance comparisons to actively managed investment portfolios. The Fund's benchmark, Russell 2000 Value Index, plays an important role in the investment adviser's investment process. The Fund's investment adviser attempts to add value by employing various strategies of overweighting and underweighting broad country sector and other factors such as market

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capitalization, volatility and earnings yield relative to the benchmark. The investment adviser's risk management team utilizes tools to help ensure that during the portfolio construction process, unintended risks relative to the benchmark are mitigated.

As a temporary defensive strategy, the Fund may invest some or all of its assets in cash or cash equivalents. To the extent the Fund assumes a temporary defensive position, it may not achieve its investment objective during that time.

For more information on futures, options and forward foreign currency exchange contracts, see Risks and Special Investment Techniques.

The principal risks of investing in the Fund

As with all mutual funds, the value of your investment could decline so you could lose money. The Fund is subject to the general risks of investing in stock markets, including the risk that the values of its portfolio securities can be driven down gradually or sharply by general conditions in the stock markets, or by the performance of an individual company or industry. In addition, an investment in the Fund exposes you to the risks of investing in small companies. Small companies may expose you to greater risks than larger companies, such as dependence on limited financial resources, limited product lines and markets, and a small number of individuals in company management. These securities also trade less frequently and have more dramatic price fluctuations. You should be aware that the performance of different types of equity securities may decline under varying market conditions—for example, "growth" stocks may perform well under circumstances in which "value" stocks in general have fallen and vice versa.

The Fund could also be subject to the risks of foreign investing to the extent that its portfolio may be invested overseas. Foreign investments may be affected by political, social and economic developments abroad, differences in auditing and other financial standards, and greater volatility. When the Fund buys securities denominated in a foreign currency, there are special risks such as changes in currency exchange rates, and the risk that a foreign government could regulate foreign exchange transactions.

More detailed information about equity risk, small company risk and risks of foreign investing appears in the section called Risks and Special Investment Techniques.

How the Fund has performed

The bar chart below provides some indication of the risks of investing in the Fund by showing how its performance has varied for each calendar year since inception on February 3, 2003. The performance figures shown assume that all dividends and distributions are reinvested in the Fund. The performance information does not reflect fees or charges attributable to the variable products that offer the Fund as an investment option. If these fees and charges were reflected, returns would be less than those shown. Past results do not necessarily indicate how the Fund will perform in the future.

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Year-by-year returns

Total returns
(Years ended December 31)

Please refer to the prospectus for the variable annuity contract or variable life insurance policy that offers the Fund to learn about expenses that will affect your return.

	1 year	Since Inception
The Guardian UBS VC Small Cap Value Fund	4.22%	19.34%
Russell 2000 Value Index	4.71%	25.36%

Highest and lowest quarters

During the period shown in the bar chart, the highest and lowest returns, respectively, for a quarter were:

Best quarter

12.96% for the quarter ended 12/31/2004.

Worst quarter

–3.08% for the quarter ended 3/31/2005.

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NOTES

1  The Fund pays a fee based upon the average daily value of the Fund's net assets at the annual rate of 1.00% of the Fund's average daily net assets not exceeding $50 million and 0.95% of the Fund's average daily net assets in excess of $50 million.

Fees and expenses

The following tables describe the fees and expenses you may pay if you buy and hold shares of the Fund. Please refer to the prospectus for the variable annuity contract or variable life insurance policy that offers the Fund for information regarding fees and charges relating to the contract or policy.

Fees you pay directly

Maximum sales charge to buy shares, as a % of the offering price	Maximum deferred sales charge to sell shares, as a % of the original purchase price or sale proceeds, whichever is lower
None	None

Annual fees and expenses deducted from the Fund's assets
(as a percentage of average net assets)

Management fees[1]	Distribution (12b-1) fees	Other expenses	Total
1.00%	None	0.41%	1.41%

EXAMPLE

The example on the right allows you to compare the cost of investing in the Fund with the cost of investing in other mutual funds. The example does not take into account the fees and expenses relating to the variable annuity contract or variable life insurance policy. Please refer to the prospectus for the variable annuity contract or variable life insurance policy that offers the Fund for information regarding fees and charges relating to the contract or policy.

The example assumes:

•  you invest $10,000 for the time periods shown and redeem your shares at the end of the period

•  your investment has a 5% return each year

•  the Fund's operating expenses do not change.

Using these assumptions the costs of investing in the Fund would be as shown in the table below. Your actual costs may be higher or lower than those reflected here.

The costs of investing in the Fund would be:

1 year	3 years	5 years	10 years
$144	$446	$771	$1,691

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RISKS AND SPECIAL INVESTMENT TECHNIQUES

WE'VE ALREADY BRIEFLY DESCRIBED the principal risks of investing in the Fund. In this section of the prospectus, we describe the risks in more detail, as well as some of the special investment techniques the Fund's adviser expects to use.

PRINCIPAL RISKS TO INVESTORS

Stock market risks

You could lose money in connection with the Fund's equity investments, or the Fund's performance could fall below that of other possible investments, if any of the following occurs:

•  the U.S. or a foreign stock market declines

•  stocks are temporarily out of favor relative to bonds or cash

•  an adverse event such as negative press reports about a company in the Fund's portfolio depresses the value of the company's stock

•  the investment adviser's judgment about the value or potential appreciation of a particular stock proves to be incorrect

•  companies pay lower stock dividends than expected, or pay no dividends at all.

Small company risks

In addition to the general risks of investing in the stock markets, there are special risks associated with investing in small companies. Small companies may have limited product lines, markets or financial resources. They may depend on a small number of people to manage the company.

Buying and selling shares of small companies may be more difficult than it is for larger companies because there are fewer shares available, and they tend to trade less frequently. There may be less publicly available information about these companies, which may prolong the time it takes for a company's share price to match its underlying value. Share prices of small company stocks may fluctuate more dramatically than those of larger companies.

Foreign market risks

Investing in foreign markets involves additional risks. Foreign securities may be affected by political, social and economic developments abroad. Financial markets in foreign countries may be less liquid or more volatile than U.S. markets. Less information may be available about foreign company operations, and foreign countries may impose taxes on income from sources in such countries, or may enact confiscatory taxation provisions targeted to certain investors. Government regulations and accounting standards may be less stringent as well. Brokerage commissions and custodial fees for foreign investments are often higher than those for investments in U.S. securities. Changes in exchange rates can adversely affect the value of foreign securities and their dividends or earnings, irrespective of the underlying performance.

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You could lose money on your investment, or the Fund may not perform as well as other investments, if:

•  in a changing market, the Fund is unable to sell securities at the desired times, amounts or at prices it considers reasonable

•  stock prices in countries selected by the Fund decline

•  the government of a country selected by the Fund imposes restrictions on currency conversion or trading

•  relationships between countries selected by the Fund change and have a negative impact on stock or currency values.

Asset allocation risk

In order to meet the Fund's investment objective, the investment adviser must try to determine the proper mix of securities that will maximize the Fund's return. It may not properly ascertain the appropriate mix of securities for any particular economic cycle. Also, the timing of movements from one type of security to another could have a negative effect on the Fund's overall objective.

Portfolio turnover

Portfolio turnover rates are not a factor in making buy and sell decisions. Portfolio turnover refers to the rate at which the securities held by a Fund are replaced. The higher the rate, the higher the transactional and brokerage costs associated with the turnover which will reduce the Fund's return and thus impact the Fund's performance.

SPECIAL INVESTMENT TECHNIQUES

American Depositary Receipts (ADRs), European Depositary Receipts (EDRs) and Global Depositary Receipts (GDRs)

The Fund may invest in securities of U.S. or foreign companies which are issued or settled overseas in the form of ADRs, EDRs, or other similar securities. An ADR is a U.S. dollar-denominated security issued by a U.S. bank or trust company which represents, and may be converted into, a foreign security. An EDR or GDR is similar, but is issued by a European bank. Depositary receipts are subject to the same risks as direct investment in foreign securities.

Borrowing

The Fund may borrow money as a temporary measure for extraordinary purposes, to facilitate redemptions or as part of the Fund's investment strategy. When the Fund borrows for any purpose, it will segregate assets to cover its repayment obligation. The 1940 Act limits borrowings to 331/3% of a mutual fund's total assets.

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Convertible securities

The Fund may invest in convertible securities, which are securities such as debt or preferred stock, that can be exchanged for a set number of another security (usually common shares) at a predetermined price.

Exchange-traded funds

The Fund may invest in exchange-traded funds ("ETFs"), which typically are index funds. Investing in ETFs presents risks similar to those of investing in other investment companies. For example, the price of an ETF can fluctuate, and a Fund could lose money investing in an ETF if the prices of the securities owned by the ETF go down. In addition, ETFs are subject to the following risks that do not apply to mutual funds: (1) the market price of the ETF's shares may trade at a discount to their net asset value; (2) an active trading market for an ETF's shares may not develop or be maintained; or (3) trading of an ETF's shares may be halted, the shares may be de-listed from the exchange or stock trading may be halted generally.

Exchange-traded index securities

The Fund may invest in exchange-traded index securities, subject to limitations on investment in investment company securities described in the Statement of Additional Information. Exchange-traded index securities generally trade on the American Stock Exchange or New York Stock Exchange and are subject to the risk that the general level of stock prices may decline, thereby adversely affecting the value of the investment. These securities generally bear operational expenses, and a Fund that invests in such securities must bear these expenses in addition to its own Fund expenses.

The Fund invests in exchange-traded index securities for cash management purposes and to maintain exposure to the equity market. The Fund will not sell these securities short or use them for any purpose other than those stated above.

Financial futures contracts

The Fund may enter into financial futures contracts, in which the Fund agrees to buy or sell certain financial instruments on a specified future date based on a projected level of interest rates or the projected performance of a particular security index. The Fund may also enter into contracts for the purchase or sale for future delivery of foreign currencies. If the Fund's investment adviser misjudges the direction of interest rates, markets or foreign exchange rates, the Fund's overall performance could suffer. The risk of loss could be far greater than the investment made, since a futures contract requires only a small deposit to take a large position. A small change in a financial futures contract could have a substantial impact, favorable or unfavorable.

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Forward foreign currency exchange contracts

The Fund may use these contracts to try to expedite settlement of portfolio transactions and to manage the risk of changes in currency exchange rates. A forward foreign currency exchange contract is an agreement to exchange a specified amount of U.S. dollars for a specified amount of a foreign currency on a specific date in the future. The outcome of this transaction depends on the investment adviser's ability to predict how the U.S. dollar will fare against the foreign currency. The Fund uses these contracts to try to hedge against adverse exchange rate changes, and not for speculative purposes, but there is no guarantee of success.

Illiquid securities

Illiquid securities are either not readily marketable at their approximate value within seven days, are not registered under the federal securities laws (unless they are exempt from registration, as noted in the following paragraph), or are otherwise viewed as illiquid by the Securities and Exchange Commission. Repurchase agreements which mature in more than seven days, certain variable rate master demand notes and over-the-counter options are treated as illiquid securities. The absence of trading can make it difficult to value or dispose of illiquid securities. It can also adversely affect the Fund's ability to calculate its net asset value or manage its portfolio. The Fund may not invest more than 15% of its net assets in illiquid securities.

Securities which qualify under an exemption from registration under federal securities laws for resales to institutional investors may be treated by the Fund as liquid. If the Fund's investment adviser determines that these securities are liquid under guidelines adopted by the Board of Directors, they may be purchased without regard to the 15% illiquidity limit.

Investment grade securities

Investment grade securities are bonds or convertible preferred stock that nationally recognized statistical ratings organizations, such as Moody's Investors Service, Inc. and Standard & Poor's Ratings Group, rate as Aaa or AAA (the highest quality) to Baa or BBB.

Money market instruments

From time to time, the Fund may invest a portion of its assets in money market instruments. These are short-term debt instruments, which are written promises to repay debt within a year. They include Treasury bills and certificates of deposit, and they are characterized by safety and liquidity, which means they are easily convertible into cash. Money market instruments may be used by the Fund for cash management or temporary defensive purposes.

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Options

The Fund may purchase or sell options to buy or sell securities, indices of securities, financial futures contracts or foreign currencies within a specified future period. The owner of an option has the right to buy or sell the underlying instrument at a set price, by a specified date in the future. The Fund may, but is not required to, use options to attempt to minimize the risk of the underlying investment and to manage exposure to changes in foreign currencies. However, if the investment adviser misjudges the direction of the market for a security, the Fund could lose money by using options — more money than it would have lost by investing directly in the security.

Real estate investment trusts

The Fund may invest in real estate investment trusts ("REITs"). In a REIT, investments in a variety of real estate assets are pooled together so that shareholders receive income from rents and capital gains upon the sale of the underlying assets. Investments may be made in income-producing property or real estate loans, such as mortgages. The risks associated with investments in REITS are similar to those associated with direct investments in real estate, including volatility in the housing market or other adverse economic conditions that affect real estate investments.

Repurchase agreements

In a repurchase agreement transaction, a Fund purchases a debt security and obtains a simultaneous commitment from the selling bank or securities dealer to repurchase that debt security at an agreed time and price, reflecting a market rate of interest. Repurchase agreements are fully collateralized by U.S. government securities, bank obligations and cash or cash equivalents and the collateral will be marked-to-market daily. Costs, delays or losses could result if the seller became bankrupt or was otherwise unable to complete the repurchase agreement. To minimize this risk, the investment adviser evaluates the creditworthiness of potential repurchase agreement counterparties.

Securities lending

The Fund may lend its portfolio securities to securities dealers, banks and other institutional investors to earn additional income.

These transactions must be continuously secured by collateral, and the securities loaned must be marked-to-market daily. The Fund generally continues to receive all interest earned or dividends paid on the loaned securities, although lending fees may be paid to the borrower. The lending of portfolio securities is limited to 33 1/3% of the value of the Fund's total assets.

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Other

New financial products and risk management techniques continue to be developed. The Fund may use these instruments and techniques to the extent consistent with its investment objectives or regulatory and federal tax considerations.

Changes to certain policies

Under normal circumstances, the Fund will invest at least 80% of its net assets (plus any borrowings for investment purposes) in investments suggested by its name, as described above, under "The Fund's principal investment strategies." The Fund will provide 60 days' written notice to shareholders of a change to this non-fundamental policy.

Disclosure of portfolio holdings

The Fund's policies and procedures with respect to disclosure of its portfolio securities are described in the Statement of Additional Information. A link to the Fund's portfolio holdings is accessible on the Fund's website at www.guardianinvestor.com.

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FUND MANAGEMENT

THE MANAGEMENT and affairs of the Fund are supervised by its Board of Directors.

The Fund's investment advisers

Guardian Investor Services LLC ("GIS") is the investment adviser for the Fund. GIS is a Delaware limited liability company, which is wholly owned by The Guardian Insurance & Annuity Company, Inc. ("GIAC"), a Delaware insurance company. GIAC is wholly owned by The Guardian Life Insurance Company of America ("Guardian Life"), a New York mutual insurance company. GIS is located at 7 Hanover Square, New York, New York 10004. GIS oversees and supervises the actions of the Fund's sub-adviser. GIS is the investment adviser to several other mutual funds sponsored by Guardian Life, and it is the underwriter and distributor of the Fund's shares and other mutual funds' shares and of variable annuity and variable life insurance contracts issued by GIAC.

The sub-adviser for the Fund is UBS Global Asset Management (Americas) Inc. ("UBS Global AM"), a Delaware corporation and an investment management firm, located at One North Wacker Drive, Chicago, IL 60606. Subject to the supervision and direction of the Fund's Board of Directors and GIS, and any written guidelines adopted by the Board or GIS and furnished to UBS Global AM, UBS Global AM will provide an investment program for all or a designated portion of the assets of the Fund, including investment research and discretionary management with respect to all securities and investments in the Fund. UBS Global AM is responsible for placing purchase and sell orders with broker-dealers, which may include broker-dealers affiliated with UBS Global AM, and for negotiating commissions, if any, paid on investments and other related transactions for the portion of the Fund's assets that UBS Global AM manages, subject to review by GIS. UBS Global AM, a subsidiary of UBS AG, is a member of the UBS Global Asset Management business group of UBS AG. UBS AG is an internationally diversified organization headquartered in Basel and Zurich, Switzerland, with operations in many areas of the financial services industry.

The Fund pays GIS a management fee for its services at an annual rate of 1.00% of average net assets not exceeding $50 million and 0.95% of average daily net assets in excess of $50 million. GIS pays the sub-adviser a sub-advisory fee from the GIS management fee.

A discussion regarding the basis for the Board of Directors' approval of the Fund's investment advisory and sub-advisory agreements is available in the Fund's annual report to shareholders for the year ended December 31, 2005.

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Portfolio manager

Wilfred Talbot is the lead portfolio manager for the Fund. He and his team of analysts work exclusively on small cap core and small cap value investing at UBS Global AM. Mr. Talbot oversees the research with respect to the Fund, conducts research on industries assigned to him, and constructs the Fund's portfolio. Mr. Talbot is a Managing Director of UBS Global AM and has been with the company since 1997.

The Statement of Additional Information provides additional information about the portfolio manager's compensation structure, any other accounts managed by the portfolio manager, and the portfolio manager's ownership of securities in the Fund(s) for which the portfolio manager has primary day-to-day responsibility.

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BUYING AND SELLING FUND SHARES

YOU CAN BUY THIS FUND only if you're a contractowner of a variable annuity contract or variable life insurance policy that offers the Fund as an investment option. GIAC buys and sells Fund shares based on premium allocation, transfer, withdrawal and surrender instructions made by GIAC contractowners.

The Fund will ordinarily make payment for redeemed shares within three business days after it receives an order from GIAC, and in any event, the Fund will make payment within seven days after it receives an order from GIAC. The redemption price will be the net asset value next determined after GIAC or another insurance company, as appropriate, receives the contractowner's instructions or request in proper form.

The Fund may refuse to redeem shares or postpone payment of proceeds during any period when:

•  trading on the New York Stock Exchange (NYSE) is restricted

•  the NYSE is closed for other than weekends and holidays

•  an emergency makes it not reasonably practicable for the Fund to dispose of assets or calculate its net asset value (NAV); or

•  as permitted by the Securities and Exchange Commission.

See the prospectus for your variable annuity contract or variable life insurance policy for more details about the allocation, transfer and withdrawal provisions of your annuity or policy.

EXCESSIVE SHORT-TERM TRADING

Risks of excessive short-term trading

Frequent short-term trading activity, such as market timing, or unusually large trades in shares of the Fund can potentially harm all contractowners by disrupting portfolio management, increasing the Fund's expenses, and diluting the Fund's net asset value. Excessive short-term trading in shares of the Fund can hurt the Fund's performance by forcing the Fund to hold excess cash, to liquidate portfolio securities prematurely, or to lose potential opportunities. Frequent trading activity also increases the Fund's portfolio transaction and brokerage costs.

Funds that invest in foreign securities are at risk of being affected by time zone arbitrage, a type of market timing. Because the hours of operation of foreign exchanges differ from those of U.S. exchanges, arbitrage opportunities are created during the time lapse between the close of a foreign exchange and the close of regular trading on the New York Stock Exchange (usually 4:00 p.m. Eastern time), which is the time at which the Fund calculates its net asset value. Market timers that employ this strategy attempt to take advantage of anticipated price movements that occur during that time lapse. Time zone arbitrage can adversely affect the Fund's performance and increase trading costs, as well as dilute the interests of other contractowners.

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Small-cap stocks may be thinly or infrequently traded, which makes the Fund susceptible to market timers who seek to take advantage of perceived discrepancies in the market values of those securities. Because there tends to be a more limited market for these types of securities, the Fund may find it more difficult to attempt to buy or sell its portfolio securities in response to short-term trading activity.

Fund policies and procedures

The Fund's Board of Directors has adopted policies and procedures with respect to frequent purchases and redemptions of Fund shares. The Fund discourages, and does not knowingly accommodate, excessive short-term trading. The Fund monitors activity in contractowner accounts on a daily basis to determine whether there may be excessive trading. The Fund monitors such activity based upon established parameters that are applied consistently to all contractowners. Such parameters may include, without limitation, the length of the holding period, the number of exchanges that occur within a specified period of time, the dollar amount of transactions, and/or any combination of the foregoing. We do not apply our policies and procedures to discourage frequent transfers to dollar cost averaging programs or any asset rebalancing programs.

If transfer activity violates our established parameters, we will apply restrictions that we reasonably believe will prevent any harm to other contractowners and persons with material rights under a contract. This may include applying the restrictions to any contracts that we believe are related (e.g., two contracts with the same owner or owned by spouses or by different partnerships or corporations that are under common control). The restriction that we currently apply is to limit the number of transfers to not more than once every 30 days. We may change this restriction at any time and without prior notice. We will not grant waivers or make exceptions to, or enter into special arrangements with, any contractowners who violate these parameters. If we impose any restrictions on your transfer activity, we will notify you in writing. Restrictions that we may impose, subject to certain contract provisions that are required and approved by state insurance departments, include, without limitation:

•  limiting the frequency of transfers to not more than once every 30 days;

•  imposing a fee of $25 per transfer, if you make more than twelve transfers within a contract year;

•  requiring you to make your transfer requests in writing through the U.S. Postal Service, or otherwise restricting electronic or telephone transaction privileges;

•  refusing to act on instructions of an agent acting under a power of attorney on your behalf;

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•  refusing or otherwise restricting any transaction request that we believe alone, or with a group of transaction requests, may have a harmful effect; or

•  impose a holding period between transfers.

Except as stated above, we currently do not impose redemption fees on transfers or expressly limit the number or frequency of transfers. We consider the following factors in determining whether excessive trading may be occurring:

•  an unusually large number of shares of the Fund are sold within a short period of time after purchase;

•  two or more purchases and redemptions are made within a short period of time;

•  a contractowner's transaction history with the Fund suggests a timing pattern or strategy;

•  we reasonably believe that a contractowner has engaged in market timing practices in connection with other mutual funds that are not affiliated with the Fund.

While the Fund will use reasonable efforts to detect excessive trading activity, there can be no guarantee that those efforts will be successful in preventing all such activity or that market timers will not employ new strategies designed to evade detection. The Fund's ability to detect harmful trading activity may also be limited by operational and technological limitations. Many purchase, redemption and exchange orders are received from financial intermediaries that hold omnibus accounts with the Fund. An omnibus account is an account held in the name of an intermediary on behalf of its customers, who are the beneficial owners of the shares held in the account. It is usually not possible for the Fund to identify the underlying beneficial owners in an omnibus account; however, the Fund reserves the right to apply the restrictions identified above to omnibus accounts and will make every reasonable effort to apply those restrictions uniformly. Although the Fund intends to apply any restrictions uniformly to all contractowners that are detected as excessive traders, the Fund may not be able to successfully apply restrictions to omnibus accounts. If the possibility of excessive trading activity is noted in an omnibus account, the Fund will contact the intermediary to attempt to stop the potentially inappropriate trading, but the Fund's ability to prevent such trading is dependent upon the cooperation of the intermediary in observing and aiding in the implementation of the Fund's policies.

The Fund has also adopted fair valuation procedures, which may also be effective in seeking to prevent market timing, although the Funds cannot assure that all instances of market timing will be prevented by such procedures.

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We may revise our policies and procedures in our sole discretion at any time, and without prior notice to contractowners, as we deem necessary or appropriate to better detect and deter harmful trading activity or to comply with state or federal regulatory requirements.

Share price

The share price of the Fund is calculated each day that the NYSE is open. The price is set at the close of regular trading on the NYSE or 4 p.m. Eastern time, whichever is earlier. The price is based on the Fund's current net asset value, or NAV.

NAV is the value of everything the Fund owns, minus everything it owes, divided by the number of shares investors hold.

Short-term securities that mature in 60 days or less are valued by using the amortized cost method, unless the Board determines that this does not represent fair value.

If market prices for Fund securities holdings are not readily available, or if the securities cannot be accurately valued by using the Fund's approved valuation procedures, assets are valued at "fair value" as determined in good faith by, or under the direction of, the Board. In addition, market prices for foreign securities usually are not determined at the same time of day as the NAVs for the Funds that hold these securities. Securities that trade on foreign exchanges present time zone arbitrage opportunities when events affecting the value of a portfolio security occur after the close of the foreign market but before the close of the U.S. market. If "significant events" materially affecting the value of a Fund's securities, particularly foreign securities, occur after the close of trading on a foreign market but before the Fund prices its shares, the securities may be valued at fair value.

Because fair value pricing often involves consideration of subjective factors, when fair value pricing is used, the value of a portfolio security as determined by the Fund may be different from the price quoted or published for the same security. Estimates of fair values used by the Fund may differ from the values realized on the sale of those securities and the differences may be material to the NAV of the Fund. As a means of evaluating its fair value process, the Fund compares the closing market prices and the adjusted prices of fair valued securities with the next day's opening prices for those securities in the same markets. Fair valuation of a Fund's foreign portfolio securities can reduce time zone arbitrage opportunities, but there is no guarantee that the Fund's fair value pricing policies will prevent dilution of the Fund's NAV by short-term traders.

Dividends, distributions and taxes

Net investment income and net capital gains that are distributed to separate accounts by the Fund are reinvested in additional shares of the Fund at NAV. The Fund typically distributes any net investment income

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twice each year and any net capital gains once each year. The Fund's Board of Directors can change this policy. Contractowners will be notified when these distributions are made.

The Fund intends to continue to qualify as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended, so long as such qualification is in the best interests of its shareholders. The Fund is also subject to certain diversification requirements applicable to mutual funds underlying variable insurance products. As a qualified regulated investment company, the Fund is generally not subject to federal income tax on the part of its investment income (including any net capital gains) which it distributes to shareholders. The Fund intends to distribute all such income and gains.

Investment income received from sources within foreign countries may be subject to foreign income taxes. Withholding tax rates in countries with which the U.S. does not have a tax treaty are often as high as 30% or more. The U.S. has entered into tax treaties with many foreign countries which entitle certain investors (such as the Fund) to a reduced rate of withholding tax (generally 10-15%) or to certain exemptions from such tax. The Fund will attempt to qualify for these reduced tax rates or tax exemptions whenever possible. While contractowners will bear the cost of any foreign tax withholding, they will not be able to claim a foreign tax credit or deduction for taxes paid by the Fund.

The prospectuses for GIAC's variable annuities and variable life insurance policies contain a summary description of the federal income tax treatment of distributions from such contracts. Anyone who is considering allocating, transferring or withdrawing money held under a GIAC variable contract to or from the Fund should consult a qualified tax adviser.

Other information about the Fund

The Fund does not currently foresee any disadvantages to contractowners arising from the fact that it offers shares to both variable annuity contract and variable life insurance policy separate accounts. The Board monitors events to ensure there are no material irreconcilable differences between or among contractowners. If such a conflict should arise, one or more separate accounts may withdraw their investment in the Fund. This could possibly force the Fund to sell portfolio securities at disadvantageous prices.

If circumstances make it necessary to create separate portfolios for variable annuity and variable life insurance separate accounts, GIAC or another insurance company that offers the Fund will bear the expenses involved in setting up the new portfolios. However, the ongoing expenses contractowners ultimately pay would likely increase because of the loss of economies of scale provided by the current arrangement.

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FINANCIAL HIGHLIGHTS

THE FINANCIAL HIGHLIGHTS table is intended to help you understand the financial performance of the Fund since its inception.

Certain information reflects financial results for a single Fund share. The total return in the table represent the rate that an investor would have earned (or lost) on an investment in the Fund (assuming reinvestment of all dividends and distributions). This information has been audited by Ernest & Young LLP, an independent registered public accounting firm, whose report, along with the Fund's financial statements, is included in the annual report, which is available upon request.

	Year ended December 31, 2005	Year ended December 31, 2004	Period from February 3, 2003† to December 31, 2003
Net Asset Value, Beginning of Period	$13.97	$12.94	$10.00
Income from investment operations
Net Investment Income	0.02	0.04	0.04
Net Realized and Unrealized Gain on Investments	0.57	2.32	3.50
Net Increase from Investment Operations	0.59	2.36	3.54
Dividends and distributions to shareholders from
Net Investment Income	(0.02)	(0.04)	(0.04)
Net Realized Gain on Investments	(1.53)	(1.29)	(0.56)
Total Dividends and Distributions	(1.55)	(1.33)	(0.60)
Net Asset Value, End of Period	$13.01	$13.97	$12.94
Total Return*	4.22%	18.52%	35.39	%(a)
Ratios/Supplemental data
Net assets, End of Period (000's omitted)	$24,403	$25,310	$16,884
Ratio of Expenses to Average Net Assets	1.41%	1.36%	1.68	%(b)
Ratio of Net Investment Income to Average Net Assets	0.10%	0.33%	0.42	%(b)
Portfolio Turnover Rate	97%	71%	75%

†  Commencement of operations.

*  Total returns do not reflect the effects of charges deducted pursuant to the terms of GIAC's variable contracts. Inclusion of such charges would reduce the total returns for all periods shown.

(a)  Not Annualized.

(b)  Annualized.

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FOR MORE DETAILED INFORMATION

ADDITIONAL INFORMATION about the Fund is available in the annual and semi-annual reports to shareholders. In the Fund's annual report, you will find a discussion of the market conditions and investment strategies that significantly affected the Fund's performance during the last fiscal year. If more than one member of a household owns shares of the Fund, only one copy of each shareholder report and prospectus will be mailed to that address unless you instruct us otherwise.

The Fund's Statement of Additional Information contains additional information about the Fund. It has been filed with the SEC and is incorporated in this prospectus by reference. A free copy of the Fund's Statement of Additional Information and most recent annual report and semi-annual report may be obtained, and further inquiries can be made, by calling 1-800-221-3253 or by writing Guardian Investor Services LLC at 7 Hanover Square, New York, New York 10004. The SAI and shareholder reports are also available without charge on our Internet website at www.guardianinvestor.com and may also be requested by e-mail from that site.

Information about the Fund (including the Statement of Additional Information) can be reviewed and copied at the SEC's Public Reference Room in Washington D.C. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-202-551-5850. Reports and other information about the Fund are available on the SEC's Internet site at http://www.sec.gov and copies of this information may be obtained, upon payment of a duplicating fee, by writing the Public Reference Branch of the SEC's Office of Consumer Affairs and Information Services, 100 F Street, N.E., Washington D.C. 20549.

Custodian, Transfer Agent and Dividend Paying Agent

State Street Bank and Trust Company, Custody Division, 1776 Heritage Drive, North Quincy, Massachusetts 02171, is the Fund's custodian, transfer agent and dividend paying agent.

1940 Act File No. 811-3636

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